Exhibit 19.1

INSIDER TRADING POLICY

Background: This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Nicolet Bankshares, Inc. (with its subsidiaries, collectively, “Nicolet”) and the handling of confidential information about Nicolet and the companies with which Nicolet does business or otherwise interacts. Nicolet’s Board of Directors (the “Board”) has adopted this Policy to promote compliance with securities laws that prohibit certain persons who are aware of material nonpublic information about a company (including Nicolet) from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.

One of the principal purposes of the federal and state securities laws is to prohibit “insider trading.” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through that person’s involvement with Nicolet to make decisions to purchase, sell, give away, or otherwise trade securities or to provide that information outside Nicolet to persons who trade securities on the basis of that information. The prohibitions against insider trading apply to trades, tips, and recommendations by virtually any person if the information involved is “material” and “nonpublic.” These terms are defined in this Policy under Part I, Section 3 below.

This Policy is designed to prevent insider trading or allegations of insider trading, and to protect Nicolet’s reputation for integrity and ethical conduct.

Compliance Officer. Nicolet has appointed the Chief Financial Officer of Nicolet as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:

•assisting with implementation, interpretation, and enforcement of this Policy;
•overseeing and administering, or appointing appropriate designee(s) to oversee and administer (in whole or in part), this Policy;
•circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain current with applicable laws;
•pre-approving all trading in securities and the adoption of Rule 10b5-1 plans by Nicolet officers and directors in accordance with the procedures set forth in Part II, below; and
•providing effective disclosure controls and procedures with respect to the operation of the Policy and a reporting system with an effective whistleblower protection mechanism.

Overview of Policy. This Policy is divided into two parts:

Part I applies to all directors, officers, and employees of Nicolet and their respective immediate family members (as described in Part I, Section 3(c) below) (collectively “Restricted Persons”), and prohibits trading in certain circumstances; and

Part II imposes additional trading restrictions and requirements with respect to (i) members of the Board, (ii) persons who are designated by the Board as “executive officers” subject to Section 16 of the

Securities Exchange Act of 1934 (the “Exchange Act”) (“Section 16 Officers”), and (iii) other employees of Nicolet designated from time to time by the Compliance Officer as being subject to these procedures and policies.

PART I - APPLICABLE TO ALL RESTRICTED PERSONS

1. Applicability. This Policy applies to all transactions in (i) Nicolet’s securities (collectively referred to in this Policy as “Nicolet Securities”), including Nicolet’s common stock, options to purchase common stock, restricted stock awards and derivative securities, whether or not issued by Nicolet such as exchange-traded put or call options or swaps relating to Nicolet Securities, and (ii) the securities of another company at any time when the person has become aware of (in the course of employment with or service to Nicolet) material non-public information about such company or material non-public information that could affect the price or value of such company's securities.

2. General Policy: No Trading While in Possession of Material Nonpublic Information. No Restricted Person who is aware of material nonpublic (as the terms “material” and “nonpublic” are defined in Part I, Section 3(a) and (b) below) information relating to Nicolet or Nicolet Securities may, directly or indirectly, through family members or other persons or entities:

(a) Engage in transactions in Nicolet Securities except as specified in this Policy under the headings “Transactions Under Nicolet Plans” and “Mutual Fund Transactions; Gifts” and as permitted in Part II;

(b) Recommend to any person or entity that he, she or it purchase or sell any Nicolet Securities;

(c) Disclose that information to (or “tip”) persons within Nicolet whose jobs do not require them to have that information, or outside Nicolet to any other person, including family members, friends, business associates, investors, analysts, and consulting firms, unless such disclosure is made in accordance with Nicolet’s confidentiality policies. Restricted Persons should treat all information concerning Nicolet or its business plans as confidential and proprietary to Nicolet, given that even inadvertent disclosure of confidential or inside information may expose Nicolet and the Restricted Person to risk of investigation and litigation.

In addition, no Restricted Person who, in the course of the Restricted Person’s employment with or service to Nicolet, learns material nonpublic information about a company (whether or not publicly traded) with which Nicolet does business (such as customers, suppliers, or competitors of Nicolet and those with which Nicolet may be negotiating major transactions, such as an acquisition, investment or sale) may purchase or sell any security of that company until the information becomes public or is no longer material.

3. Definitions and Other Provisions

(a) Material. Insider trading restrictions apply when the information of which the Restricted Person is aware of “material” and nonpublic. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price (positively or negatively) of securities, or if a “reasonable investor” would consider the information important in making a decision to buy, sell or hold securities. Materiality, however, involves a relatively low threshold and there is no bright line standard for assessing materiality. Instead, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight.

It is not possible to list every conceivable situation that would involve “material” information; however, the following items are examples of information that is likely to be regarded as material:

◦significant changes in Nicolet’s prospects;
◦significant write-downs in assets or increases in reserves;
◦developments regarding significant litigation or government agency investigations;
◦significant loan credit quality or liquidity problems;
◦changes in earnings estimates or unusual gains or losses in major operations;
◦major changes in Nicolet’s management or the board of directors;
◦changes in dividends or dividend policy, the declaration of a stock split or dividend, or an offering of additional securities;
◦extraordinary borrowings;
◦major changes in accounting methods or policies;
◦award or loss of a significant contract;
◦a significant cybersecurity incident, such as a data breach or any other significant disruption in Nicolet’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure;
◦changes in debt ratings; and
◦proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets.

When in doubt about whether particular nonpublic information is material, Restricted Persons should presume it is material. If a Restricted Person is unsure whether information is material, they should either consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

(b) Nonpublic. As stated, insider trading restrictions apply when a Restricted Person is aware of information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. Information is generally considered to be disclosed to the public if the information has been widely disseminated, such as by disclosure through a press release distributed through a newswire service or filing with the Securities and Exchange Commission (“SEC”). By contrast, information would likely not be considered widely disseminated if it is available only on Nicolet’s website or only available to Nicolet’s employees or if it is only available to a select group of analysts, brokers, and institutional investors. Once information has been widely disseminated in a manner designed to reach investors generally, it is still necessary to provide the investing public the opportunity to absorb the information. As a general rule, information about Nicolet should not be considered fully absorbed by the marketplace until the second business day after the information was publicly disclosed. If, for example, Nicolet were to make an announcement on a Monday, you should not trade in Nicolet Securities before Wednesday.

As with questions of materiality, a Restricted Person who is unsure whether information is considered public should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

(c) Immediate Family Members. This Policy applies to your immediate family members who reside with you (including a spouse, a domestic partner, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any immediate family members who do not live in your household but whose transactions in Nicolet Securities are directed by you or are subject to your influence or control, such as when you hold a power of attorney for parents or children or when any of those persons consult with you before they trade in Nicolet Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Nicolet Securities.

(d) Transactions by Entities that You Influence or Control. This Policy applies to any entities that you influence or control, including any corporations, partnerships, or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

4. Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to Nicolet and is known by only certain directors, officers, and/or employees. In that situation, Nicolet’s Compliance Officer may notify any person subject to this Policy with knowledge of the event that they should not trade in Nicolet Securities. So long as the event remains material and nonpublic, those persons designated by the Compliance Officer may not trade Nicolet Securities. The existence of an event-specific trading restriction period will not be announced to Nicolet as a whole and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information.

5. Transactions Under Nicolet Plans. This Policy does not apply to the following:

(a) ESPP. Purchasing Nicolet common stock through periodic, automatic payroll contributions to Nicolet's Section 423 Employee Stock Purchase Plan (“ESPP”) (or any successor thereto). This Policy’s trading restrictions do apply to any market sale of the shares of Nicolet common stock purchased through the ESPP.

(b) Stock Option Exercises. Exercising employee stock options granted under Nicolet’s plans for cash or the exercise of a tax withholding right pursuant to which a person has elected to have Nicolet withhold shares subject to an option or deliver previously owned Nicolet stock to satisfy tax withholding requirements. However, the market sale of any shares issued on the exercise of Nicolet-granted stock options and any cashless exercise of Nicolet-granted stock options are subject to trading restrictions under this Policy.

(c)    Restricted Stock Awards. Vesting of restricted stock, or the exercise of a tax withholding right pursuant to which a person has elected to have Nicolet withhold shares subject to an option or surrender previously owned shares of Nicolet common stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock.

6. Mutual Fund Transactions; Gifts. Transactions in mutual funds that may be invested in Nicolet Securities are not transactions subject to this Policy. Further, although bona fide gifts (a gift that is not required or inspired by any legal duty or that is in any sense a payment to settle a debt or other obligation, and is not made with the thought of reward for past services or hope for future consideration) generally do not involve an “offer” or a “sale”, the SEC has stated that a donor of securities violates Rule 10b-5 if the donor makes a gift of securities while in possession of material nonpublic information about those securities or the issuer of those securities, and knew or was reckless in not knowing that the donee would sell the securities prior to the disclosure of the information. This is often the case with gifts to charities, which immediately sell the donated securities.

7. Post-Termination Transactions. This Policy continues to apply to transactions in Nicolet Securities even after termination of service to Nicolet. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Nicolet Securities until that information has become public or is no longer material.

8. Violations of Insider Trading Laws.

(a) Legal Penalties. The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in Nicolet Securities, is prohibited by federal and state securities laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys, and state enforcement authorities. Punishment for insider trading violations is severe, and violators can be sentenced to substantial jail terms and required to pay criminal penalties equal to several times the amount of profits gained (or the losses avoided) by the transaction. Restricted Persons who tip others may also be liable for transactions by the tippees to whom the Restricted Person disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit monetarily from the transaction.

(b) Nicolet-Imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by Nicolet, including dismissal for cause.

9. Availability. This Policy will be available to all Restricted Persons on Nicolet’s website. In addition, all Restricted Persons are required to acknowledge this Policy annually through Nicolet’s BVS system.

10. Inquiries. Insider trading laws are complicated, and the foregoing is only a summary of certain requirements and prohibitions. If a Restricted Person has any questions regarding any of the provisions of this Policy, or its application to any proposed transaction, please contact the Compliance Officer: Phil Moore, CFO of Nicolet, at 920.617.5325.

PART II - ADDITIONAL RESTRICTIONS APPLICABLE TO DIRECTORS / OFFICERS

In addition to the restrictions contained in Part I, the restriction in this Part II is applicable only to the following (collectively referred to as “Insiders”):

•Persons who are designated by the Board as “executive officers” subject to Section 16 of the Exchange Act (“Section 16 Officers”);
•The members of Nicolet’s Board (each a “Director”);
•Other employees of Nicolet designated from time to time by the Compliance Officer as being subject to these procedures and policies (see “Event-Specific Trading Restriction Periods” above); and
•Any Family Members and Controlled Entities of any of the persons listed above.
•Additional Procedures Applicable to All Insiders

1. Blackout Periods. All Insiders are prohibited from trading in Nicolet’s securities during blackout periods as defined below.

(a) Quarterly Blackout Periods. Trading in Nicolet Securities is prohibited during the period beginning 15 calendar days before the end of a quarter and ending after the second full business day following the date that Nicolet’s earnings for that quarter are publicly released. In other words, Insiders may only conduct transactions in Nicolet Securities during the “Open Window Period” beginning on the second business day following the public release of Nicolet’s quarterly earnings and ending 15 calendar days prior to the close of the next fiscal quarter. From time to time, Event-Specific Trading Restriction Periods may be imposed during what otherwise would be an Open Window Period. See “Event-Specific Trading Restriction Periods” in Part I of this Policy.

(b) The prohibitions on trading during Quarterly Blackout Periods do not apply to transactions identified in this Policy under the headings “Transactions Under Nicolet Plans” nor does it apply to transactions in mutual funds as set forth in “Mutual Fund Transactions; Gifts.” With respect to gifts, Insiders should ensure that any gifts are, indeed, bona fide and are not being made while in possession of material nonpublic information, with the knowledge that the donee would sell the securities prior to the disclosure of the information. The prohibitions on trading during Quarterly Blackout Periods also would not apply to transactions (including gifts) that are executed pursuant to pre-approved Rule 10b5-1 Plans or “non-Rule 10b5-1 trading arrangements”. See “Pre-Approval of Trading Plans” below.

2. Special and Prohibited Transactions; Anti-Hedging Policy: Nicolet has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if Insiders engage in certain types of transactions. Therefore, Insiders may not engage in any of the following transactions:

•Trading in Nicolet Securities on a Short-Term Basis. Because short-term trading in Nicolet Securities may give the appearance that an Insider is trading based on material, nonpublic information, any Nicolet Securities purchased in the open market must be held for a minimum of six months.
•Short Sales. Short sales of Nicolet Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in Nicolet’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve Nicolet’s performance. For these reasons, short sales of Nicolet Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.
•Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such transactions may permit a director, officer, or employee to continue to own Nicolet Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer, or employee may no longer have the same objectives as Nicolet’s other shareholders. Therefore, Insiders are prohibited from engaging in any such transactions.
•Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Nicolet Securities, Insiders are prohibited from holding Nicolet Securities in a margin account or otherwise pledging Nicolet Securities as collateral for a loan.

Additional Procedures Applicable to Nicolet Directors and Section 16 Officers

The following procedures are applicable only to Nicolet Directors and Section 16 Officers:
1.    Pre-Approval of Trading Plans

(a)    Adoption, Modification and Termination of Trading Plans. Rule 10b5-1(c) under the Exchange Act provides an affirmative defense to allegations of illegal insider trading liability under Rule 10b-5. In order to rely on this defense, a person must, prior to becoming aware of material nonpublic information:

•enter into a binding contract to purchase or sell Nicolet Securities;
•instruct another person to purchase or sell Nicolet Securities for the instructing person’s account; or
•adopt a written plan for trading Nicolet Securities.

The contract, instruction, or plan (any of which would constitute a “Rule 10b5-1 Plan”) must either:

•specify the amount, pricing, and timing of transactions;
•include a formula or algorithm for determining the amount, price and timing of transactions; or
•delegate discretion on these matters to an independent third party and not permit the person adopting the Rule 10b5-1 Plan to exercise any subsequent influence over how, when, or whether to effect purchases or sales of securities.

Any Rule 10b5-1 Plan must be entered into and operated in good faith and not as part of a plan or scheme to evade the prohibitions of the U.S. federal securities laws. Persons are prohibited from maintaining “overlapping” plans and, except in limited circumstances, having more than one “single-trade” plan during a 12-month period. Persons also are required to observe “cooling off” periods (a delay from the date that a plan is adopted or modified until the first trade can be made under the plan). Directors and Section 16 Officers are required to observe a “cooling off” period with respect to Rule 10b5-1 Plans of the later of:

•90 days following adoption or modification of the plan; and
•Two business days after disclosure of Nicolet’s financial results in a Form 10-Q or Form 10-K for the completed fiscal period in which the plan was adopted (note that this is not the quarterly release of earnings, which typically is done via a press release and a related Form 8-K)

Any Rule 10b5-1 Plan adopted by a Director or a Section 16 Officer also must include a certification that, at the time of adoption (or modification) of a plan, they are not aware of material nonpublic information about Nicolet or Nicolet Securities and that they are adopting the plan in good faith and not to evade the prohibitions of Rule 10b5-1.

(b)    Disclosures regarding and Pre-Clearance of Trading Plans. Nicolet, beginning with the first completed fiscal period that begins on or after April 1, 2023, must disclose whether, during the most recently completed fiscal quarter, any Director or Section 16 Officer adopted, modified or terminated a Rule 10b5-1 Plan or a “non-Rule 10b5-1 trading arrangement”. A “non-Rule 10b5-1 trading arrangement”

is a written arrangement for trading in securities, adopted at a time when the individual adopting the arrangement asserts that he or she was not aware of material nonpublic information, that: (a) specified the amount of securities to be bought or sold as well as the price and date on which they were to be bought or sold, (b) included a written formula or algorithm for determining the amount of securities to be bought and sold and the price at which to buy or sell, or (c) does not allow the individual to otherwise influence the transaction. The SEC explained that the “non-Rule 10b5-1 trading arrangement” disclosure requirements are designed to limit the ability of directors and officers to avoid the disclosure obligations relating to Rule 10b5-1 plans by asserting defenses to liability under Section 10(b) pursuant to plans that do not fully satisfy amended Rule 10b5-1(c) (e.g., shorter “cooling off” period than required; lack of certification).

Accordingly, Directors and Section 16 Officers intending to adopt, modify or terminate either a Rule 10b5-1 Plan or non-Rule 10b5-1 trading arrangement for transactions in Nicolet Securities (either referred to in this Policy as a “Trading Plan”) must notify the Compliance Officer of that intention. In the case of the adoption or modification of a Trading Plan, the Trading Plan or any modification to an existing Trading Plan must be submitted to the Compliance Officer for approval five days prior to the planned effective date of the adoption or modification. Once a Trading Plan is approved and adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date(s) of the trade and, as indicated, must notify the Compliance Officer of any modification or termination of that Trading Plan.

2.    Pre-Clearance Procedures for Transactions Other than Pursuant to Trading Plans.

(a)    Because Directors and Section 16 Officers are likely to obtain material nonpublic information on a regular basis, Nicolet requires all such persons to refrain from trading Nicolet Securities other than pursuant to approved Trading Plans, even during an Open Window Period until they first obtain pre-clearance for the transactions from the Compliance Officer.

(b)    Directors and Section 16 Officers may not, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Nicolet Securities at any time without first obtaining prior clearance from the Compliance Officer. These procedures also apply to transactions by such person's spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.

(c)    A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Nicolet Securities and should not inform any other person of the restriction. The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading five business days following the day on which it was granted and a broker confirmation of the trade must be provided to Nicolet. All trades must be executed through a broker, unless otherwise approved by the Compliance Officer. If the pre-cleared trade is not affected within the five-business day period, Nicolet Director or Section 16 Officer must obtain a new pre-clearance for the proposed trade.

(d)    The Pre-Clearance Procedures do not apply to transactions identified in this Policy under the heading “Transactions Under Nicolet Plans” and to transactions in mutual funds as described under the heading “Mutual Fund Transactions; Gifts”. The Pre-Clearance Procedures also do not apply to trades made pursuant to Trading Plans (or any modifications thereto) that have been approved as described in “Pre-Approval of Trading Plans.”

3. Compliance with Section 16; Section 16 Liability

(a) General. Directors, Section 16 Officers, and certain large shareholders of Nicolet equity securities (“Section 16 Reporting Persons”) must file with the SEC an initial report disclosing the amount of equity securities “beneficially owned” by that person. This initial report is made on Form 3. Section 16(a) requires that any Section 16 Reporting Person must file electronically a transaction report on Form 4 with the SEC before the end of the second business day following the day on which the transaction is executed. Section 16(a) also requires that a Form 5, if necessary, must generally be filed electronically within 45 days after the end of Nicolet’s fiscal year. In addition, because Section 16(a) is concerned with the “beneficial ownership” of securities, and because beneficial ownership entails voting and investment power rather than simply record ownership, Section 16 Reporting Persons must be aware of and report the securities transactions effected by all related persons and entities whose stock ownership is attributable to them under Section 16(a) (e.g., family members living in the same household, trusts, partnerships, and corporations).

(b) Covered Transactions. Section 16(a) applies to virtually every form of change in beneficial ownership of securities. Purchases and sales, gifts, contributions to trusts, stock option grants and exercises, restricted stock grants, stock grants under deferred compensation plans, intra-plan transfers involving an issuer equity security fund, Rule 10b5-1 plan transactions, and other transfers of securities must be reported on a Form 4 filed with the SEC before the end of the second business day following the day on which the transaction is executed.

(c) Reports to Nicolet. The reporting requirements on Forms 3, 4 and 5 are the personal obligation of the Section 16 Reporting Person. Nicolet will assist Reporting Persons in complying with these reporting requirements. In order to enable Nicolet to complete and file the reports on the Section 16 Reporting Person’s behalf, the Section 16 Reporting Person must immediately notify Nicolet when a transaction is consummated. This notification must be received by the Compliance Officer not later than the close of business on the date on which the transaction occurs and must include the following information: (i) date of transaction; (ii) nature of transaction; (iii) number of shares acquired or disposed of; (iv) price per share; and (v) number of shares beneficially owned following the transaction. Any late or delinquent Form 4 filings are required to be reported in Nicolet’s proxy statement. In addition, the SEC has been granted broad authority to seek “any equitable relief that may be appropriate or necessary for the benefit of investors” for violations of any provision of the federal securities laws. Such relief could take the form of SEC enforcement proceedings that result in civil or criminal penalties, including monetary fines and imprisonment in particularly egregious cases.

(d) Liability for Purchases and Sales Within Six Months. Section 16(b) of the Exchange Act imposes liability on Section 16 Reporting Persons if they have a purchase and sale, or sale and purchase, of Nicolet equity securities within a period of less than six months (referred to as a “short-swing” trade). This section provides that Nicolet, or any stockholder who brings a lawsuit on behalf of Nicolet, may recover the amount of any “profit” realized by such individual on a short-swing trade. It should be noted, however, that while Section 16(b) and the reporting requirements discussed above rest on the premise that such persons are likely to possess inside information, the actual possession of the information is not a precondition to liability being imposed. In other words, because Section 16(b) is so strict, good faith in engaging in short-swing trading is irrelevant.

It does not matter whether the purchase or the sale occurs first and it is not necessary for the same shares to be involved in a pair of transactions. Nor can losses be offset against gains in a series of trades. The courts will match a pair of short-swing transactions (using a “lowest purchase price” and “highest sale price” approach) to obtain the maximum amount of spread between purchase and sale price so that one who even incurs an economic loss on a series of transactions may find himself giving up a “profit” which he never actually realized.

There are many types of transactions which constitute a “sale” or a “purchase” within the purview of this restriction. For example, the grant of an option to purchase Nicolet Securities pursuant to a stock option or similar plan (unless exempt, see “Broad-based Employee Benefit Plans” below) may be a “purchase” in certain circumstances, so that if any shares are acquired through exercise and then sold within six months of the grant of the option, a short-swing trade will have occurred. Another example is an exchange of Nicolet Securities for property or in satisfaction of an obligation by transferring shares of Nicolet Securities, in which case the stockholder will be deemed to have sold them. In addition, a transaction involving Nicolet Securities which is affected by a person other than the stockholder, such as the stockholder’s spouse or minor child, will be deemed to have been made by the stockholder because the stockholder is regarded as being the “beneficial owner” of such stock. On the other hand, a bona fide gift of stock will not be regarded as a sale.

In general, if a transaction is made by a person closely related to the stockholder, or by a person with respect to whom the stockholder has certain rights or powers in connection with Nicolet Securities (such as the trustee of a trust over whom the stockholder has the right to direct the disposition of Nicolet Securities), the stockholder will be regarded as having made the transaction. Any departing executive officers or directors should not make an opposite trade within six months after the last transaction while an executive officer or director. Such a trade, if it were to occur, and the sales price be higher than the purchase price against it is matched, would subject the departing executive or director to potential 16(b) liability as discussed above.

(e) Broad-Based Employee Benefit Plans. Under Exchange Act Rule 16b-3, Directors and Section 16 Officers who are participants in Nicolet's broad-based employee benefit plans generally are exempt from Section 16 liability for equity grants and awards as well as the exercise or vesting of those awards (and the withholding of shares to pay the exercise price for or tax withholding requirements with respect to such exercises or vesting). They nevertheless remain subject to potential Section 16 “short-swing profit” liability with respect to:

•Open market sales of Nicolet Securities even if acquired pursuant to a broad-based plan;
•Other open market transactions in Nicolet Securities; and
•“Discretionary transactions” in Nicolet Securities funds held in certain plans (e.g., 401(k)).

4. Sales of “Control” and Restricted Stock Pursuant to Rule 144. Nicolet will also assist directors and officers with the reporting requirements for sales under Rule 144 promulgated under the Securities Act of 1933, as amended. Questions about Rule 144 should be addressed to the General Counsel prior to the consummation of a transaction.

Approved February 2024